Exhibit 99.1

September 4, 2008

BY HAND AND VIA FACSIMILE

Wilmington Trust Company,

  as Administrative Agent

Corporate Client Services

Wilmington Trust FSB

591 Broadway, 2nd Floor

New York, New York 10012

Attention: Boris Treyger, Vice President

and

The Lenders Referred

  to Below

c/o Wilmington Trust Company,

  as Administrative Agent

Corporate Client Services

Wilmington Trust FSB

591 Broadway, 2nd Floor

New York, New York 10012

Attention: Boris Treyger, Vice President

Re:	Movie Gallery, Inc.- Capital Contribution Notice

Dear Sirs:

Reference is made to that certain Amended and Restated First Lien Credit and Guaranty Credit Agreement (the “Agreement”), dated as of March 8, 2007, as amended and restated as of May 20, 2008, among Movie Gallery, Inc., a Delaware corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Wilmington Trust Company, as Administrative Agent, and Deutsche Bank Trust Company Americas, as Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to Section 10.6(k)(i) of the Agreement, Borrower and Sopris Capital Advisors LLC (on behalf of certain related parties, collectively “Contributing Lenders”) hereby notify the Administrative Agent and the Lenders of the following:

1. Borrower and Contributing Lenders desire to enter into a transaction pursuant to which Contributing Lenders will assign Term Loans to Borrower in the aggregate principal amount of up to $205 million (but not less than $130 million) in exchange for shares of common stock, par value $.001 per share (“Common Stock”), of Borrower at the rate of $10.00 per share. The foregoing transaction would be subject to the execution of mutually agreeable definitive documentation containing customary representations and warranties and closing conditions, including, without limitation, (a) the approval of the Audit Committee of the Borrower and the Board of Directors of Borrower and (b) there existing no Default or Event of Default under the Agreement on October 5, 2008 (the next succeeding Covenant Measurement Date); and

2. The closing date of the transaction is expected to occur on October 6, 2008, which is the Business Day following October 5, 2008.

In accordance with Section 10.6(k)(i) of the Agreement, Borrower hereby offers each Lender the right to participate in the foregoing transaction by assigning its Term Loans to Borrower in exchange for Common Stock at an exchange rate of $10.00 per share (the “Exchange Rate”). In connection with the foregoing transaction, Borrower is willing to accept assignments from Contributing Lenders and other assigning Lenders up to an aggregate principal amount of $250 million at the Exchange Rate. For the avoidance of doubt, as required under the Agreement, none of the obligations to be assigned to Lender may be Synthetic LC Commitments, Synthetic LC Deposits, or Synthetic Letters of Credit.

In order to close the transactions contemplated herein in a timely manner, each Lender wishing to participate in the exchange shall be required to notify Borrower in writing no later than September 19, 2008 of the principal amount of Term Loans such Lender desires to assign to Borrower. All such indications of interest shall be subject to execution by Borrower and each such Lender of documents which are substantially similar to the documentation to be executed by Borrower and Contributing Lenders. Please post this to the Platform as soon as possible so as to enable timely responses by the Lenders.

If you have any questions regarding the transactions contemplated herein, please contact Jeffrey Geron of Sonnenschein Nath & Rosenthal LLP, at 212-768-6760.

Very truly yours,

MOVIE GALLERY, INC.

By:	/s/ C.J. Gabriel, Jr.
C.J. Gabriel, Jr., CEO & President

SOPRIS CAPITAL ADVISORS LLC

By:	/s/ Nikos Hecht
Nikos Hecht, Managing Member